EXHIBIT 23.1

To Whom It May Concern:

We hereby consent to the use in the Amendment No. 1 to the Registration Statement of Hip Cuisine, Inc. on Form S-1 to be filed on June 27, 2017, of our Report of Independent Registered Public Accounting Firm, dated April 14, 2017 on the consolidated balance sheet of Hip Cuisine, Inc. as of December 31, 2016 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2016, which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Pritchett, Siler & Hardy, P.C

Pritchett, Siler & Hardy, P.C

Salt Lake City, Utah 84111

June 27, 2017